Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2015
FIRST QUARTER ENDED MAY 3, 2014

Consolidated Results

First Quarter

Sales

First quarter net sales increased 6.3% to $629 million in Fiscal 2015 from $591 million in the first quarter of Fiscal 2014. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	1st Qtr	1st Qtr
Same Store Sales:	FY15	FY14
Journeys Group	1%	(2)%
Schuh Group	0%	(14)%
Lids Sports Group	0%	(8)%
Johnston & Murphy Group	0%	6%
Total Genesco	0%	(5)%

	1st Qtr	1st Qtr
Comparable Direct Sales:	FY15	FY14
Journeys Group	19%	26%
Schuh Group	(6)%	5%
Lids Sports Group	5%	29%
Johnston & Murphy Group	(3)%	10%
Total Genesco	3%	16%

	1st Qtr	1st Qtr
Same Store and Comparable Direct Sales:	FY15	FY14
Journeys Group	1%	(2)%
Schuh Group	(1)%	(11)%
Lids Sports Group	1%	(6)%
Johnston & Murphy Group	(1)%	7%
Total Genesco	1%	(4)%

Through May 24, 2014, same store sales for May increased 2% and direct sales increased 7% on a comparable basis; and combined comparable sales increased 3%.

Exhibit 99.2

Gross Margin

First quarter gross margin was 50.2% this year compared with 50.5% last year, primarily reflecting lower gross margins in Schuh, Lids, and Licensed Brands.

SG&A

Selling and administrative expense for the first quarter increased to 46.6% of sales from 45.9% for the same period last year. Included in expenses this quarter is $3.1 million, or $0.13 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. The deferred purchase price payments, totaling £25 million, are due in June 2014 and 2015 if the payees remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Last year, expenses in the quarter included $2.9 million or $0.12 per diluted share of deferred purchase price. In addition, the quarter’s SG&A expense included $5.7 million, or $0.15 per share, recognized in connection with an amendment to the Company’s EVA Incentive Plan which removes the future service requirements for payment of “banked” bonuses, instead making them payable after five years following a Plan participant’s voluntary resignation, subject to reduction or elimination if operating results deteriorate prior to the payment date. Prior to the amendment, since a previous change in accounting for “banked” bonuses announced by the Company in the second quarter last year, the banked amounts had been expensed as they became payable and excluded from adjusted expense and earnings measures presented in our quarterly announcements. With the first quarter amendment to the Plan, the Company has recorded the one-time charge of $5.7 million, representing the total of all “banked” bonuses as of the date of the amendment, and will cease the amortization of banked amounts in future periods. Therefore, the full bonus earned in a particular year will once again be expensed in that year. Last year’s first quarter SG&A expense reflects a gain of $6.4 million, or $0.17 per diluted share, recognized in connection with the previous change in accounting for banked bonuses. Excluding the deferred purchase price expense and the effects of the bonus-related accounting changes from both periods, excluding a net gain of $1.1 million, or $0.04 per diluted share, which includes a lease termination gain partially offset by asset impairment and network intrusion expenses, from this year’s first quarter, and excluding asset impairment and network intrusion expense of $1.3 million, or $0.04 per diluted share from last year’s first quarter (collectively, the “Excluded Items”), SG&A as a percent of sales increased to 45.3% from 44.3% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in first quarter SG&A expense, but not eliminated from the adjusted expense, is $1.4 million, or $0.05 per diluted share, this year, and $1.0 million, or $0.03 per diluted share, last year, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £28 million including payroll taxes to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, there will be quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned. We anticipate that the contingent bonus will be fully accrued by the end of the current fiscal year.

Asset Impairment and Other

The asset impairment and other gain of $1.1 million for the first quarter of Fiscal 2015 included a lease termination gain of $3.1 million for a Lids store, partially offset by network intrusion expenses of $1.2 million and asset impairments of $0.8 million. Last year’s first quarter asset impairment and other charge of $1.3 million included asset impairments of $1.2 million and network intrusion expenses of $0.1 million.

Exhibit 99.2

Operating Income

Genesco’s operating income for the first quarter was $23.7 million this year compared with $25.7 million last year. Adjusted for the Excluded Items discussed above in both periods, operating income for the first quarter was $31.4 million this year compared with $36.4 million last year. Adjusted operating margin was 5.0% of sales in the first quarter this year and 6.2% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $0.7 million, compared with $1.0 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $23.0 million this year and $24.7 million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $30.7 million this year compared to $35.4 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Taxes

The effective tax rate for the quarter was 38.7% this year compared to 41.2% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 37.0% this year compared to 37.1 % last year. The difference in the tax rates is due primarily to the non-deductibility of the deferred purchase price expense for U.S. tax purposes, which increases the effective tax rate on a GAAP basis.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $14.1 million, or $0.60 per diluted share, in the first quarter this year, compared to earnings of $14.5 million, or $0.61 per diluted share, in the first quarter last year. Adjusted for the Excluded Items in both periods, first quarter earnings from continuing operations were $19.3 million, or $0.81 per diluted share this year, compared with $22.2 million, or $0.94 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the first quarter increased 6.4% to $189 million from $178 million last year.

Same store sales for the quarter were flat this year compared to an 8% decrease last year. Comparable direct sales increased 5% compared to 29% last year. Comparable sales, including both same store and comparable direct sales, increased 1% this year compared to a 6% decrease last year. Through May 24, 2014, same store sales for May decreased 1%; e-commerce sales increased 15%; and combined comparable sales were flat.

The Group’s gross margin as a percent of sales decreased 110 basis points due primarily to increased promotional activity and changes in the sales mix. Adjusted SG&A expense as a percent of sales increased

Exhibit 99.2

160 basis points from 46.4% to 48.0%, due primarily to the reversal of bonus accruals in the first quarter last year and an increase in rent expense driven by square footage growth of more than 10% this year.

The Group’s first quarter adjusted operating income was $8.1 million, or 4.3% of sales, down from $12.5 million, or 7.0% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Journeys Group

Journeys Group’s sales for the quarter increased 1.9% to $262 million from $257 million last year.

Same store sales for the Group were up 1%, compared with a 2% decrease last year; comparable direct sales increased 19% this year and 26% last year. Combined comparable sales increased 1% this year compared with a 2% decrease last year. Through May 24, 2014, same store sales for May increased 5%; comparable direct sales increased 20%; and combined comparable sales increased 5%.

Adjusted gross margin for the Journeys Group increased 70 basis points in the quarter due primarily to lower markdowns.

The Journeys Group’s adjusted SG&A expense increased 50 basis points as a percent of sales for the first quarter, primarily due to an increase in their bonus accrual.

The Journeys Group’s adjusted operating income for the quarter was $24.6 million, or 9.4% of sales, compared to $23.6 million, or 9.2% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Schuh Group

Schuh Group’s sales in the first quarter were $81 million, compared to $68 million last year, an increase of 19.0%. Same store sales were flat in the quarter compared to a 14% decrease last year; direct sales decreased 6% compared to a 5% increase last year; and total comparable sales decreased by 1% compared to an 11% decrease last year. Through May 24, 2014, same store sales for May increased 1%; comparable direct sales increased 1%; and total comparable sales increased 1%.

Schuh Group’s gross margin was down 10 basis points in the quarter. Schuh Group’s adjusted SG&A expense increased 220 basis points due to the reversal of bonus accruals in the first quarter last year and a higher contingent bonus accrual in the first quarter this year compared to the same period last year.

Schuh Group’s adjusted operating loss was ($2.0) million, or (2.5%) of sales compared with ($0.2) million, or (0.3%) of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s first quarter sales increased 8.5%, to $63 million, compared to $58 million in the first quarter last year.

Johnston & Murphy’s wholesale sales increased 10% in the quarter. Same store sales were flat; direct sales decreased 3%; and combined comparable sales decreased 1% on top of a 7% increase last year. Direct sales represented about 10% of Johnston & Murphy Group’s sales this quarter. Through May 24, 2014, same store

Exhibit 99.2

sales for May increased 2%; e-commerce and catalog sales decreased 4%; and combined comparable sales increased 1%.

Johnston & Murphy’s gross margin increased 10 basis points in the quarter. Adjusted SG&A expense as a percent of sales decreased by 40 basis points, due primarily to lower incentive compensation accruals. Adjusted operating income was $4.5 million or 7.1% of sales, compared to $3.9 million, or 6.6% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Licensed Brands

Licensed Brands’ sales increased 10.6% to $32 million in the first quarter, compared to $29 million in the first quarter last year. Gross margin was down 30 basis points, due primarily to increased closeouts and changes in product mix.

Adjusted SG&A expense as a percent of sales was down 120 basis points, due primarily to good expense control.

Adjusted operating income for the quarter was $3.5 million or 10.8% of sales, compared with $2.9 million, or 9.9% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Corporate

Corporate expenses were $7.0 million or 1.1% of sales, compared with $9.4 million or 1.6% of sales last year. Adjusted for the applicable Excluded Items, corporate expenses were $7.3 million this year compared to $6.3 million last year, primarily due to the reversal of prior-year bonus accruals in the first quarter last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the first quarter was $72 million compared with $40 million last year. We ended the quarter with $33 million in debt, compared with $53 million last year. All of the debt at the end of the first quarter this year is U.K. debt.

Inventory

Inventories increased 15% in the first quarter on a year-over-year basis. Retail inventory per square foot increased 8%.

Equity

Equity was $941 million at quarter-end, compared with $827 million last year.

Exhibit 99.2

Capital Expenditures and Store Count

For the first quarter, capital expenditures were $19.8 million and depreciation and amortization was $17.4 million. During the quarter, we opened 29 new stores and closed 24 stores. Excluding Locker Room by Lids in Macy’s stores and two Schuh pop-up stores, we ended the quarter with 2,538 stores compared with 2,446 stores at the end of the first quarter last year, or an increase of 4%. During the quarter, we opened seven Macy’s locations. Square footage increased 6% on a year-over-year basis, including the Macy’s locations. The store count as of May 3, 2014 included:

Lids stores (including 110 stores in Canada)	940
Lids Locker Room Stores	129
Lids Clubhouse Stores	32
Journeys Stores (including 31 Stores in Canada)	828
Journeys Kidz Stores	178
Shï by Journeys Stores	49
Underground by Journeys Stores	117
Schuh Stores including 4 Kids Stores	98
Johnston & Murphy Stores and Factory Stores (including 7 stores in Canada)	167

Total Stores	2,538

Locker Room by Lids in Macy’s stores	33
Schuh “pop up” stores	2
Total Stores and Macy’s Locations	2,573

Exhibit 99.2

For Fiscal 2015, we are forecasting capital expenditures of approximately $149 million and depreciation and amortization of about $74 million. Our current store openings and closing plans by chain are as follows:

	Actual	Projected	Projected	Projected	Projected
	Jan 2014	New	Conversions	Closings	Jan 2015

Journeys Group	1,168	50		(29)	1,189
Journeys stores (U.S.)	796	20		(10)	806
Journeys stores (Canada)	31	5		0	36
Journeys Kidz stores	174	25		(3)	196
Shï by Journeys	50	0		(1)	49
Underground by Journeys	117	0		(15)	102

Johnston & Murphy Group	168	10		(4)	174

Schuh Group	96	15		0	111
Schuh Stores	92	12		0	104
Schuh Kids	4	3		0	7

Lids Sports Group	1,133	268		(18)	1,383
Lids hat stores (U.S.)	820	34	2	(13)	843
Lids hat stores (Canada)	110	15		0	125
Lids Locker Room, Locker Room by Lids in Macy’s stores & Lids Clubhouse	203	219*	(2)	(5)	415

Total Permanent Stores	2,565	343*	0	(51)	2,857
Schuh “pop-up” stores	3	0	0	(3)	0
Total Stores	2,568	343	0	(54)	2,857

*Includes 175 Locker Room by Lids in Macy’s stores

Comparable Sales Assumptions in Fiscal 2015 Guidance
Our guidance for Fiscal 2015 assumes comparable sales (including both same store sales and comparable direct sales) for the remainder of the year for each retail segment by quarter as follows:

	Actual	Guidance
	Q1	Q2	Q3	Q4	FY15
Journeys Group	1%	2 - 3%	2 - 3%	3 - 4%	2 - 3%
Lids Sports Group	1%	0 - 1%	0 - 1%	0 - 1%	0 - 1%
Schuh Group	(1%)	0 - 1%	2 - 3%	4 - 5%	1 - 2%
Johnston & Murphy Group	(1%)	0 - 1%	2 - 3%	2 - 3%	1 - 2%

Total Genesco	1%	1 - 2%	1 - 2%	2 - 3%	1 - 2%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.